Exhibit 99.1

Company Overview

We are a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. Advances in cancer genomics are leading to a new era in oncology in which a patient’s cancer may be extensively characterized for mutations and other molecular abnormalities, and treatment may be based mainly on the identified molecular changes instead of just the type of cancer. This approach to treatment is known as precision medicine. We are developing drugs designed to inhibit mutated or abnormally functioning cellular pathways that drive cancer growth and intend to pair them with molecular diagnostics to identify those patients with tumors most likely to respond to treatment.

Our lead product candidate, tipifarnib, is a potent, selective, reversible and orally bioavailable inhibitor of human farnesyl transferase. We in-licensed tipifarnib from Janssen Pharmaceutica NV, a foreign entity headquartered in Belgium and an affiliate of Johnson & Johnson, in December 2014, and have worldwide rights in all indications other than virology. Tipifarnib has been studied in more than 5,000 cancer patients and has demonstrated compelling and durable anti-cancer activity in certain patients with a manageable side effect profile. We are evaluating tipifarnib in four Phase 2 clinical trials: the first in patients with locally advanced solid tumors that carry mutations in the Harvey rat sarcoma viral oncogene homolog, or HRAS, gene; the second in patients with peripheral T-cell lymphomas, or PTCL; the third in patients with lower risk myelodysplastic syndromes, or MDS; and the fourth in patients with chronic myelomonocytic leukemia, or CMML.

In November 2016, we presented preliminary data from our Phase 2 HRAS clinical trial at the 9th European Scientific Oncology Conference, including data from a small cohort of three patients with HRAS mutant squamous cell carcinomas of the head and neck, or SCCHN, as well as data from preclinical studies. We reported that, among the three patients with HRAS mutant SCCHN treated with tipifarnib, we had observed two patients with confirmed partial responses, who had been on study for 15 months and 8 months, respectively, as well as a third patient who experienced disease stabilization greater than 7 months at that time. We also reported data on a small cohort of patients with HRAS mutant salivary gland cancer, who experienced prolonged disease stabilization. Based upon the clinical activity we observed in patients with HRAS mutant SCCHN, we are focusing enrollment in the second stage of this cohort of the Phase 2 clinical trial on patients with HRAS mutant SCCHN. The relapsed and/or refractory SCCHN patient population has an overall survival of approximately 6-8 months and few therapeutic options, and new therapies, including immunotherapy, typically show a response rate in the range of 10-20%.

In addition to our Phase 2 clinical trial in HRAS mutant solid tumors, we continue to advance additional Phase 2 clinical trials in patients with PTCL, lower risk MDS and CMML. Tipifarnib has previously demonstrated clinical benefit, including objective responses, in each of these disease settings, and we are undertaking a precision medicine-guided approach to seek to identify those patients most likely to benefit from treatment with tipifarnib.

Our second product candidate is KO-947, a potent and selective small molecule inhibitor of extracellular-signal-regulated kinase. We are advancing KO-947 as a potential treatment for patients with tumors that have mutations in, or other dysregulation of, the mitogen-activated protein kinase, or MAPK, signaling pathway. Our preclinical studies have shown that KO-947 demonstrates prolonged pathway modulation, and provides significant antitumor activity, including durable responses, in murine preclinical models that have tumors characterized by dysregulations of the MAPK pathway. We continue to conduct translational research to identify potential lead indications supported by biomarkers, and we plan on prioritizing indications with potential for single agent activity. We received clearance from the Food and Drug Administration, or the FDA, to proceed with our Phase 1 clinical trial for KO-947 in December 2016, and we anticipate initiation of the clinical trial in the first half of 2017.

Our third program is focused on advancing KO-539, a small molecule inhibitor of the menin-mixed lineage leukemia, or menin-MLL, fusion protein interaction. Chromosomal translocations of the MLL gene play a causative role in the onset, development and progression of a subset of acute leukemias. Our preclinical data demonstrates that inhibitors of the menin-MLL fusion protein interaction induced durable regressions in preclinical models of MLL-fusion leukemias. We nominated KO-539 as a development candidate for this program in December 2016.